Exhibit 10.15


                                               October 13, 1998



Deborah K. Sorell
22 West 15th Street, Apt. 5I
New York, NY  10011


Dear Ms. Sorell:

     This will confirm the terms and conditions of employment (the "Agreement") between you and Candie's, Inc. (the "Company") (each a "Party" and together, the "Parties"). It is agreed as follows:

     1.   Term.

     The Company will employ you for a period commencing on December 7, 1998 and ending on January 31, 2001 (the "Term").

     2.   Title; Duties.

     You shall render services to the Company on a full-time basis as chief counsel to the Company in the position of Vice President - General Counsel. Your duties and responsibilities shall be consistent with the duties customarily undertaken by the senior legal office of a corporation. You shall report directly to Neil Cole and/or Larry O'Shaughnessy.

     3.   Compensation.

     (a) Base Salary. Your base salary for the First Year (as defined below) will be at a rate of not less than $145,000 per annum paid in accordance with the Company's payroll practices and policies. Your base salary for the Second Year (as defined below) will be at a rate of not less than $160,000 per annum paid in accordance with the Company's payroll practices and policies. For the purposes of this Agreement, the "First Year" shall mean the period December 7, 1998 through January 31, 2000 and the "Second Year" shall mean the period February 1, 2000 through January 31, 2001.

     (b) Bonus. Your guaranteed bonus for each of the First Year and the Second Year shall be not less than $25,000, payable by the Company within 60 days of the end of the First Year and Second Year, respectively. The Company acknowledges that it represented to you that it is the Company's intention to establish an additional bonus pool or plan for the purpose of providing executive officers like you additional compensation in the form of an additional bonus. If, for any reason, the Company does not establish such a bonus pool or plan during the Term, the Company shall meet with you prior to the end of the Second Year to discuss a mutually acceptable alternative therefor, including but not limited to an increase in the guaranteed bonus for the Second Year.

     (c) Stock Options. On December 7, 1998, you shall receive a grant of qualified stock options pursuant to the Company's most recently-adopted option plan for 30,000 shares of the Company's common stock, exercisable on the latest date possible under such plan, at a price equal to the average of the closing prices for the stock during the 2 week period October 19, 1998 through October 30, 1998. The options shall vest and become exercisable as follows: 10,000 on December 8, 1998, 10,000 on December 8, 1999 and 10,000 on December 31, 2000. If the Company terminates you prior to the expiration of the Term for a reason other than "Cause" (as defined herein), or you resign for "Good Reason" (as defined herein), all options shall vest upon the date such termination is effective.

     (d) The Company shall lease a car for you with monthly lease payments not to exceed $500. The Company shall, in addition, reimburse you for all parking, maintenance, repairs, insurance, gas, tolls and other related expenses promptly upon your submission of appropriate documentation.

     4. Benefits and Expenses.

     (a) You shall be permitted during the Term to participate (without any waiting periods) in any and all benefit plans, hospitalization, medical, health, disability, officer/director or employee liability insurance plans, pension and 401K plans or other benefit plans (including any to-be-established bonus plans) on the same terms and conditions as extended to other executive officers of the Company.

     (b) The Company shall promptly reimburse you for all reasonable and necessary travel and entertainment expenses and other disbursements or costs you may incur in connection with promoting the business of the Company.


     (c) You shall be entitled to three weeks paid vacation per year. If, in any year, you do not take some or all of your vacation, such unused days will be banked and carried over into the next year, as may be applicable.

     5. Establishment and Operation of Legal Department

     (a) You shall be entitled to a full-time dedicated secretary or assistant.

     (b) You shall be permitted to attend such professional conferences, receive such professional publications, acquire such professional books and materials to build a library, and receive such other facilities and support as are reasonable and necessary to establish a legal department and perform your duties hereunder.

     (c) You shall be provided with all reasonable and necessary facilities and equipment to carry out your duties, including but not limited to a laptop computer, cellular phone and home fax machine.

     6. Termination.

     (a) Your employment may be terminated by the Company prior to the expiration of the Term of this agreement only for "Cause" by giving you prior written notice of the basis for the proposed termination and a reasonable chance to cure. As used in this agreement, the term "Cause" shall mean: (a) your willful and continuing malfeasance and failure to perform having a material adverse effect on the Company; (b) your willful engagement in fraud or dishonesty against the Company having a material adverse effect on the Company; or (c) your conviction of a felony involving moral turpitude.

     (b) You may terminate this Agreement at any time for "Good Reason" by giving the Company prior written notice of the basis for the proposed termination and a reasonable chance to cure. "Good Reason" shall mean any of the following: (i) a breach by the Company of any of its payment obligations to you hereunder; (ii) relocation of the Company outside a 50-mile radius of New York City unless the Company shall provide you with a suitable location from which to work within such radius; (iii) a proposed material modification or reduction of your duties or position as chief counsel; (iv) the bankruptcy, reorganization or liquidation of the Company; or (v) a "Change of Control". A "Change of Control" shall mean: (1) an occurrence resulting in any person or entity other than an existing subsidiary or affiliate of the Company acquiring or being the beneficial owner of 20% of more of the combined voting power of the Company's outstanding securities resulting in Neil Cole no longer being Chairman of the Board; (2) Neil Cole no longer occupying a position as a senior executive of the Company; or (3) the acquisition of the Company by, or the merger of the Company into or with, an entity other than an existing subsidiary or affiliate of the Company.

     7. Effect of Termination.

     (a) Upon termination of your employment for Cause (or upon your death or disability, rendering you unable to perform), you (or your heirs or representatives) shall receive any accrued salary, pro-rated bonus and vacation due through the date of termination and be reimbursed for any outstanding business expenses (including those relating to your car) incurred prior to the date of termination. You (or your heirs or representatives, if applicable) shall also be entitled to continuation of health and medical benefits for 3 months from the date of termination.

     (b) Upon termination of your employment not for Cause, or if you terminate for Good Reason, you shall receive your full compensation (salary, bonus, car allowance, vacation and the continuance of all other benefits) through the unexpired portion of the Term, but in no event for a period less than 6 months, payable in equal monthly installments following the date of termination. In addition, all unvested options shall vest on the date of termination.

     (c) Upon termination of your employment upon the occurrence of a Change of Control, you shall receive all the amounts set forth in 6(b) above, plus an amount equal to one full year of your base salary at the rate in effect at the time that the Change of Control occurs.

     8. Miscellaneous

     (a) This agreement shall be governed by the laws of the New York and each Party agrees that in the event of a dispute relating to the terms hereof the other will submit to the exclusive jurisdiction of the state or federal courts sitting within the City of New York.

     (b) If not terminated in accordance with its terms, this Agreement shall be binding upon, and inure to the benefit of, the Parties, their heirs, legal representatives, successors and permitted assigns.

     (c) The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the Parties.

     Please sign where indicated below, whereupon this letter will constitute a binding agreement between the Parties as of the date first above written.

Candies, Inc.


By: /s/ Neil Cole                                        /s/ Deborah Sorell
   -----------------                                     -----------------------
   Neil Cole                                             Deborah K. Sorell
   Chief Executive Officer